TRANSLATION



                                 SGL CARBON AG

                         TERMS OF SUBSCRIPTION RIGHTS

                                    FOR THE

                               STOCK OPTION PLAN



   1. PREAMBLE

This Stock Option Plan allows SGL CARBON AG (also referred to herein as the "Company") to reward its top executives adequately for outstanding performance by granting them stock options that enable them to participate in the long-term value enhancement of the Company. The stock options also represent an incentive tool to motivate the employees to dedicate themselves to the Company. As the selected executives can only participate in the success of the Company if the price of the SGL CARBON AG increases significantly, this also serves to align the interest of the executives with those of the shareholders in a further long-term increase in the value of the Company. The Stock Option Plan also strengthens the position of SGL CARBON AG shares on the highly competitive market for highly qualified executives, many of whom now expect to be granted incentives, which are tied to the success of the Company. Furthermore, the granting of share options encourages the loyalty of executives already working for the Company so that owners of know-how and key employees can be retained by the Company.

To achieve these goals the general shareholders' meeting of SGL CARBON AG on April 27, 2000 passed a resolution for a conditional capital increase of EURO 4,096,000 for the purpose of servicing the Stock Option Plan of SGL CARBON AG. At the same time, the Company was authorized to issue subscription rights, once or several times, for up to 1,600,000 non-par value shares to members of the Company's management board (the "Management Board") and executives of SGL CARBON AG and the members of the management and executives of selected affiliated companies within the meaning of Section 15 ff. AktG (Stock Corporation Act) (the "SGL Group Companies"). The Management Board and the supervisory board of the Company (the "Supervisory Board") were authorized to stipulate the terms of the subscription rights of the Stock Option Plan.

Taking the requirements contained in the resolution of the general shareholders' meeting of the Company and the main features of the Stock Option Plan into account, the Management Board and the Supervisory Board have stipulated the following terms of subscription rights of the Stock Option Plan (the "Terms"). These Terms form the legally binding plan document for the Stock Option Plan. Upon acceptance of the offer from SGL CARBON AG to participate in the Stock Option Plan, they automatically become part of the contractual agreement between the participants and SGL CARBON AG.






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                                                                    TRANSLATION



   2. PERFORMANCE OF THE STOCK OPTION PLAN

   2.1   MANAGEMENT BOARD

The Management Board has been authorized by the general shareholders' meeting on April 27, 2000 to carry out the Stock Option Plan for all participants who are not themselves members of the Management Board of SGL CARBON AG. Subject to instructions and resolutions of the Supervisory Board which do not contradict the provisions of the Stock Option Plan adopted by the general shareholders meeting, the Management Board is authorized

   {circle} to select executives of SGL Carbon AG, with the exception of members of the Management Board, and executives from SGL Group Companies to participate in the Stock Option Plan,

   {circle} with the exception of the members of the Management Board, to stipulate the numbers of shares granted to the other individual participants,

   {circle} to implement and interpret the Stock Option Plan and all agreements concluded on account of the Stock Option Plan,

   {circle} to make all other stipulations and perform all other actions which the Management Board considers necessary or desirable for the performance of the plan,

   {circle}  to present to the Supervisory Board or the committee referred to in
             2.2. proposals for the amendment of the Stock Option Plan for adoption.


   2.2   SUPERVISORY BOARD AND COMMITTEE

The Supervisory Board has been authorized by the shareholders' meeting of April 27, 2000 to implement the Stock Option Plan of the Management Board: They can assign the implementation to the personnel committee of the Supervisory Board or a committee specially formed for this purpose (herein after the "Committee"), whose resolutions require a majority of its members. Subject to instructions and resolutions of the Supervisory Board which do not contradict the provisions of the Stock Option Plan adopted by the shareholders meeting, the Committee can

   {circle} select members of the Management Board to participate in the Stock Option Plan,

   {circle} stipulate the number of stock options granted to the individual member of the Management Board,

   {circle} perform and interpret the Stock Option Plan and all the agreements concluded on account of the Stock Option Plan,

   {circle} to make all other stipulations and perform all other actions which the Supervisory Board or the Committee considers necessary or desirable for the performance of the Stock Option Plan.


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                                                                    TRANSLATION


   2.3   INTERPRETATION OF THE STOCK OPTION PLAN AND LIABILITY

The interpretation of the provisions of the Stock Option Plan and of these Terms by the Supervisory Board, the Committee or the Management Board is final and binding for all parties, including the Company, the participants and all other employees of the companies included in the Stock Option Plan and external bodies involved in the implementation and administration of the Stock Option Plan.

With the exception of criminal intent or gross negligence, the members of the Supervisory Board, the Committee and the Management Board are not liable for actions or omissions, which were made in good faith in connection with the Stock Option Plan or these Terms.

   3. OPTION RIGHT TO NON-PAR VALUE SHARES OF SGL CARBON AG

   3.1   CONTENT OF THE OPTION RIGHT

The subscription rights (options) granted to the participants within the context of the Stock Option Plan each contain the right to subscribe to one non-par value share of SGL CARBON AG. When the exercise prerequisites set forth in more detail below are in place, the exercise of the subscription rights is at the discretion of the individual participant. The participant is therefore entitled, but not obligated, to exercise the subscription right granted to him.

The new shares issued on account of the subscription rights participate in the profit from the beginning of the fiscal year in which the exercise of the respective subscription right takes effect.

In particular to facilitate the participation of participants working at foreign SGL Group Companies, the subscription rights granted in the context of the Stock Option Plan can also be subscribed to American Depositary Shares ("ADSs") for non-par value shares of SGL CARBON AG.

   3.2   VOLUNTARY PARTICIPATION

The participation in the Stock Option Plan of SGL CARBON AG is voluntary.

   4. GRANT OF SUBSCRIPTION RIGHTS

The subscription rights shall be granted to the participating members of the Management Board at a point in time stipulated by the Supervisory Board and granted to the other participants at a point in time stipulated by the Management Board. The grant shall only be effective from this point in time if the participants accept the offer made by SGL CARBON AG and agree to these Terms.

The certification of the subscription rights is ruled out. The subscription rights are neither transferable nor marketable, and may not be pledged or otherwise encumbered.

Hedges or offsetting hedges are not permissible.



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                                                                    TRANSLATION


   5. TERM OF THE SUBSCRIPTION RIGHTS

The subscription rights have a total term of ten years from the end of the day of which they are granted. If they have not been exercised by the end of this term, they lapse without compensation.

   6. EXERCISE OF SUBSCRIPTION RIGHTS

The subscription rights granted may only be exercised if the following temporal and content prerequisites have been satisfied in their entirety:

   6.1   TEMPORAL PREREQUISITES

Temporal prerequisites are the holding period required by law and the exercise period recommended by the Federal Supervisory Office for the Securities Trade and stipulated by the general shareholders' meeting of SGL CARBON AG.

   6.1.1 HOLDING PERIOD

The subscription rights can be exercised for the first time after a holding period of 2 years since the end of the stipulated day on which they are granted (see point 4 above). The exercise of the subscription rights from this point in time to the end of the term is only possible if the other exercise prerequisites have also been satisfied in their entirety. The exercise period is thus 8 years.

   6.1.2 EXERCISE PERIOD

The exercise of the subscription rights is only possible on ten stock exchange trading days in accordance with the SGL Compliance ruling for the trade with shares after the ordinary shareholders meeting of SGL CARBON AG and after the reporting for the second quarter (the "exercise period"). The exact position of the ten stock exchange trading days will be announced in good time to the participants by the Supervisory Board or the Management Board.

   6.2   EXERCISE PREREQUISITES (PERFORMANCE TARGET)

The exercise of the subscription rights granted after the end of the holding period of 2 years is also possible if the performance target defined below has been achieved after the end of the holding period at the time of exercise.

The performance target is the increase in Total Shareholder Returns ("TSR") on the SGL CARBON AG share. This is defined as the share price of the SGL CARBON AG share plus the reinvested dividends and the value of the subscription rights. TSR must increase by at least 15% compared to the subscription price defined in point 7.

   6.3   DECLARATION OF EXERCISE

The exercise of the subscription rights requires a personal, written, unconditional, irrevocable and unrestricted exercise declaration of the participant. The exercise declaration shall be made to the body responsible for the administration of the Stock Option Plan yet to be determined by the Management Board at a point in time during the exercise day yet to be stipulated by the

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Management Board or Supervisory Board. In good time before the end of the holding period, the participants will receive prepared exercise forms and be informed of the names of the administration body and a contact person. The declaration of exercise by a proxy of the participant is possible provided a written power of attorney is presented to the administration body, which satisfies the above declaration requirements. The administration body will check the exercise authorization and the fulfilment of the plan prerequisites. For the processing of the Stock Option Plan, the participant is required to provide a securities account and a clearing account at the banks yet to be named by SGL CARBON AG.

   6.4   EXERCISE AND MINIMUM RETENTION

Upon exercise of the subscription rights, the participant at the same time instructs the administration body to sell the subscribed shares. After exercise of the share options, the participant must, however, keep at least the number of shares subscribed upon exercise of SGL CARBON AG for a further 12 months which, in terms of value, equals the amount of 15% of the gross proceeds (minimum retention). Gross proceeds in this sense is the difference between the subscription price and the exercise price of all options exercised by the participant. The administration body will therefore first compute the gross proceeds of all options exercised by the participant and then only sell the number of shares necessary so that the minimum retention of shares can be transferred to the securities account of the participant.
The administration body will transfer the proceeds from the sale of the other shares less the subscription price for the shares subscribed in accordance with point 7 of these Terms and less the wage tax and levies payable by the participant on the gross proceeds to the current account of the participant.

A minimum retention of shares is not necessary for all special cases enumerated in point 9 of these Terms.

   6.5   MINIMUM NUMBER OF SUBSCRIPTION RIGHTS TO BE EXERCISED

At least half of the subscription rights granted annually have to be exercised per declaration of exercise.

   6.6   RESERVATION OF RIGHT OF MODIFICATION OF THE SETTLEMENT PROCEDURE

SGL CARBON AG reserves the right to modify individual steps of the procedure or the whole technical procedure of exercising and supplying subscription rights after due advance notification of the participants, in particular the appointment of an administrative body or a legal successor therefore or assignment of another body or administrator.

   7.  SUBSCRIPTION PRICE

Upon exercise of the subscription rights, the participant in the Stock Option Plan shall pay a price for the non-par value shares of SGL CARBON AG to SGL CARBON AG (subscription rights). The subscription price payable by the option holder upon exercise of the subscription rights of the new shares of SGL CARBON AG is calculated from the average of the closing prices of the share of SGL CARBON AG over the last 20 stock exchange trading days before the grant of the subscription right in the Xetra securities trading system on the Frankfurt stock exchange, without taking incidental purchase costs into account.



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                                                                    TRANSLATION


   8.  TRANSFER OF SUBSCRIPTION RIGHTS

By exercising each subscription right granted, the participant acquires the right -subject to payment of the subscription price plus taxes and dues - to have a non-par value share of SGL CARBON AG transferred to him/her. The participant cannot dispose of these shares until they have been transferred to his/her securities account. Short sales of these shares are not possible.

With the acceptance of the offer to participate in the Stock Option Plan, a purchase agreement is concluded between the parties on the shares, which can be purchased by the exercise of the subscription rights by the participant whereby the agreement is subject to the suspensive condition that the participant declares his/her intent to exercise the subscription rights.

   9.  SPECIAL RULINGS

   9.1.  LAPSE OF THE STOCK EXCHANGE LISTING OF THE SHARES OF SGL CARBON AG

SGL CARBON AG can terminate the subscription rights that have been granted by unilateral declaration if the share of SGL CARBON AG is no longer listed on any German stock exchange whereupon the Stock Option Plan is rendered invalid. In this case, the participants will be given cash compensation by SGL CARBON AG or the SGL Group Companies included in the Stock Option Plan provided the performance goal defined in point 6.2 is achieved directly before the lapse of the stock exchange listing. The amount of cash compensation is computed on the basis of the difference between the basic price of the share option and the highest price of the share on the stock exchange on which the share was last listed. Wage tax and dues incurred on the cash contribution are withheld by the Company and paid to the competent tax office.

   9.2  TERMINATION OF SERVICE

In the event that the participant terminates his employment with SGL CARBON AG or the SGL Group Companies included in the Stock Option Plan or his employment is terminated by SGL CARBON AG or the SGL Group Companies with or without due notice for reason relating to the person, operational reasons or conduct, the subscription rights elapse if the holding period has not yet expired.

If the employment is terminated by common consent, the subscription rights granted lapse if the waiting period has expired, unless the Management Board decides otherwise. Where a member of the Management Board is concerned, the Supervisory Board shall make this decision.

In the event that the participant is incapable of practicing a profession or of gainful employment or is retired, the subscription rights lapse pro rata for the term of the missing time during the holding period. For the calculation of the missing time, the point in time when work is actually ceased for SGL CARBON AG or for the SGL Group Companies included in the Stock Option Plan is decisive. Otherwise the Stock Option Plan continues.

Upon termination of service on account of one of the termination reasons referred to above after the end of the holding period, the plan essentially continues under the same conditions. In this case the exercise of the subscription rights must, however, be made in the next exercise period, unless it its decided by the Supervisory Board, where members of the Management Board are entitled to subscribe, and by the Management Board, where other participants are

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entitled to subscribe, that the subscription rights can be exercised at any time or until the end of certain other exercise periods.

In the event of wilful unethical damage to SGL CARBON AG or one of the SGL Group Companies included in the Stock Option Plan by the participants, the subscription rights granted to the participant lapse, in this case without compensation.

   9.3  EXERCISE OF THE SUBSCRIPTION RIGHTS UPON THE DEATH OF THE PARTICIPANT

In the event of the death of the option holder during or after the end of the holding period, the subscription rights that have not yet been exercised are transferred to the heirs. If the other prerequisites for the exercise of the subscription rights are satisfied, in the event of death during the holding period, the subscription rights have to be exercised in the first exercise period after the end of the holding period and, in the event to death after the end of the holding period in the next exercise period.

If within the framework of a transfer of corporate control or in the case of a merger, division or change of form, the value of the subscription rights intended to be granted for the period of five years is equalized by cash compensation, this right of the participant is transferred to the heirs upon his/her death.

   9.4  CHANGE IN THE MAJORITY SHAREHOLDING IN SGL CARBON AG

If more than 50% of the voting rights of SGL CARBON AG are acquired directly or indirectly by a natural or legal person (investor) or a majority of natural or legal persons (investors) acting in concert, this qualifies irrefutably as a Change in Control.

If the employment of the participant is terminated in the event of the Change in Control within a year after the Change in Control for an objective reason by the Company or by the participant, e.g. because the position or the responsibilities of the participant have changed materially, the following shall apply to the subscription rights granted to him/her:

   {circle} Subscription rights for which the two-year holding period has not yet expired are terminated unilaterally by SGL CARBON AG. In exchange for the terminated subscription rights, if the performance goal has been achieved, a cash compensation equivalent to the difference between the subscription price fixed for the subscription rights and the closing price of the share of SGL CARBON AG on the day before the termination of the subscription rights in the Xetra securities trading system of Deutsche Boerse
             AG (or subsequent system). The cash compensation is due immediately. The wage tax and dues payable on the cash compensation shall be withheld by the Company and paid to the competent tax office.
   {circle} Subscription rights for which the two-year holding period has already expired can be exercised immediately provided the performance goal has been achieved. If there is no exercise period open at that time for the exercise of the subscription rights, an additional exercise period of 40 stock exchange trading days will be opened in which the subscription rights can be exercised.

   Additional ruling for the Management Board and employees in Management Group 1 and 2:

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   It is planned to grant the participants the same number of subscription rights each year. If there has been a Change in Control according to the above rulings, the participant receives an additional cash compensation upon leaving SGL CARBON AG or one of the SGL Group Companies included in the Stock Option Plan for the subscription rights which have not been granted from the intended cumulative number of subscription rights during the period of 5 years. The cash compensation is computed on the basis of the issue price, which was fixed in the calendar year preceding the year in which the participant leaves the company for the subscription rights granted in this calendar year. The amount of the cash compensation is the difference between the thus stipulated subscription price and the closing price of the share of SGL CARBON AG in the Xetra securities trading system of Deutsche Boerse AG (or subsequent system) on the day the participant leaves the company. The wage tax and dues payable on the cash compensation shall be withheld by the company and paid to the competent tax office.

   9.5  MERGER, SEPARATION AND CHANGE IN FORM OF SGL CARBON AG

In an event of a merger, separation of change in form of SGL CARBON AG by means of a takeover or a new company into another company, the option holders shall - provided the merger is effected according to the Transformation Act - be granted equivalent rights pursuant to sec. 23 of the Transformation Act in the acquiring entity.

If the merger is effected without applying the Transformation Act or it is not possible to grant equivalent rights in the acquiring entity, the subscription rights shall be terminated unilaterally by SGL CARBON AG. The participant receives a cash compensation for the terminated subscription rights, provided the performance goal has been achieved, equivalent to the difference between the purchase price stipulated for the subscription rights and the closing price of SGL CARBON AG on the day before the termination of the subscription rights in the Xetra securities trading system of Deutsche B{o"}rse AG. The cash payment is due immediately. The wage tax and dues payable on the cash compensation shall be withheld by the company and paid to the competent tax office.

Additional ruling for the Management Board and employees in Management Group 1 and 2:

It is planned to grant the participants the same number of subscription rights per year. If the acquiring or new entity does not grant any or any equivalent subscription rights, the participant receives an additional cash compensation upon leaving SGL CARBON AG or one of the group companies included in the Stock Option Plan for the subscription rights which have not been granted from the intended cumulative number of subscription rights during the period of 5 years. The cash compensation is computed on the basis of the issue price, which was fixed in the calendar year preceding the year in which the participant leaves the company for the subscription rights granted in this calendar year. The amount of the cash compensation is the difference between the thus stipulated subscription price and the closing price of the share of SGL CARBON AG in the Xetra securities trading system of Deutsche B{o"}rse AG (or subsequent system) on the day the participant leaves the company. The wage tax and dues payable on the cash compensation shall be withheld by the company and paid to the competent tax office.




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                                                                    TRANSLATION



   9.6 WITHDRAWAL OF ONE OF THE COMPANIES OR PART OF A COMPANY INCLUDED IN THE STOCK OPTION PLAN FROM THE GROUP

Should the company or part of a company included in the Stock Option Plan with which the participant has an employment agreement withdraw from the SGL Group, the following shall apply to the subscription rights granted to the participant:

   {circle} If the company or part of the company withdraws from the SGL Group before the end of the two-year holding period, the subscription rights granted to the participant lapse. As compensation, the participant receives a cash payment for each subscription right equal to the difference between the thus stipulated subscription price and the closing price of a share SGL CARBON AG in the Xetra securities trading system of Deutsche Boerse AG on the day the company or part of the company withdraws from the SGL Group provided the performance target has been achieved. The cash compensation shall be paid pro-rata for a number of subscription rights, which corresponds to the number of months of the holding period that have already elapsed in proportion to the entire holding period. The cash compensation is due for immediate payment. The wage tax and dues payable on the cash compensation shall be withheld by the company and paid to the competent tax office.

   {circle} If the company or part of the company withdraws from the SGL Group after the two-year holding period, the subscription rights granted to the participant lapse. As compensation, the participant receives a cash payment provided the performance target has been achieved, equal to the difference between the thus stipulated subscription price and the closing price of a share SGL CARBON AG in the Xetra securities trading system of Deutsche Boerse AG on the day the company or part of the company withdraws from the SGL Group. The cash compensation is due for immediate payment. The wage tax and dues payable on the cash compensation shall be withheld by the company and paid to the competent tax office.

   10.  PROTECTION AGAINST DILUTION

If during the term of the subscription rights the capital stock of SGL CARBON AG is increased by issuing new shares or fractional debentures with conversion or option rights or other subscription rights, the subscription price is reduced by the amount computed from the average price of the subscription right to which the shareholders are entitled on all trading days on the Frankfurter Stock Exchange (or subsequent system). Such reduction is not made if the holders of the share options are granted a subscription right that is equivalent to the subscription right of the shareholders. In the event of a stock split or reverse stock split or another event which results in an increase or decrease in the number of ordinary shares issued - with exception of the capital measures referred to in the previous paragraph - the number of shares to which the subscription rights relate shall be adjusted on a pro rata basis. The adjustment will be accepted by the Supervisory Board, the Committee or the Management Board.

   11.  APPLICATION OF AN APPROPRIATE EXCHANGE RATE

If payment is not made to the participants in German marks or Euros, the Supervisory Board, where participating members of the Management Board are concerned, stipulate the translation of the payment into another currency, taking the market situation at the time of the decision on the translation amount into account.

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   12.  NO ESTABLISHED COMPANY PRACTICE

The subscription rights are granted as a voluntary benefit of SGL CARBON AG and the SGL Group Companies included in the Stock Option Plan to the participants. Participation in the Stock Option Plan by accepting this subscription offer does not automatically entitle the participant, even if subscription rights are granted repeatedly (even without express reference to their voluntary nature), to participate in subsequent share option plans, in other employee participation instruments of SGL CARBON AG or the SGL Group Companies or any other benefit granted by these companies, unless otherwise agreed in a written agreement between the participant and the respective company. Should a participant receive an offer to participate in such a follow-up plan from SGL CARBON AG or the SGL Group Companies or any other benefit granted by these companies, participation in a subsequent Stock Option Plan does not guarantee receipt of the same number of subscription rights granted in the Stock Option Plan.

Participation in the Stock Option Plan neither establishes a claim to employment at SGL CARBON AG or a SGL Group Company included in the Stock Option Plan nor does it restrict the right of the Company or another SGL Group Company included in the Stock Option Plan to give regular or premature notice, nor does it restrict the executive prerogative of SGL CARBON AG or one of the SGL Group Companies included in the Stock Option Plan.

   13.  TAXES AND SOCIAL SECURITY DUES

   13.1  DUTY TO PAY TAXES AND SOCIAL SECURITY

The participant is obligated to pay all taxes and dues, in particular income tax, and social security contributions to which he is liable in connection with the participation on this Stock Option Plan.

   13.2  ADVANCE PAYMENT FOR PARTICIPANTS OUTSIDE ACTIVE SERVICE

If the participant is no longer in active service SGL CARBON AG or one of the SGL Group Companies included in the Stock Option Plan or the heirs exercise the subscription rights, SGL CARBON AG can demand a lump-sum advance payment for taxes and dues upon exercise of the subscription rights. This will be refunded without interest to an account named by the participant without delay as soon as proof is provided to the former employer that taxes and dues including social security contributions payable on the non-pecuniary benefit have been fully and finally paid.

   14.  COST OF THE PERFORMANCE OF THE STOCK OPTION PLAN

SGL Carbon AG shall bear all costs associated with the performance of the Stock Option Plan.

   15.  CONSENT TO EXCHANGE AND SAVE INFORMATION

With the acceptance of the offer to participate in the Stock Option Plan, the participant agrees that to the extent necessary for the performance of the Stock Option Plan all necessary information may be exchanged between SGL CARBON AG, his employer included in the Stock Option Plan and the administrative body and the tax office and any other authorities

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involved in the performance of this agreement taking all applicable data protection provisions into account and that this information may be permanently saved for this purpose. This also applies to information about movements connected with the Stock Option Plan on the securities account and movements on the current account of the participant in connection with the Stock Option Plan and on the gains of the participant as a result of this participation in the Stock Option Plan.

   16.  DISCLAIMER OF LIABILITY

SGL CARBON AG is not liable for damage of any kind which the participant may suffer as a result of participation in the Stock Option Plan, unless the damage is caused by the gross negligence or premeditated action of the board members and employees of SGL CARBON AG and the SGL Group Companies included in the Stock Option Plan and agent of SGL CARBON AG involved in the execution of the Stock Option Plan. This applies in particular to damage caused because the participant was not informed that the exercise prerequisites are in place. In each case the liability per participant is restricted to a total amount of Euro 50,000.

   17.  PRICE RISK, TAX RISKS

Neither SGL CARBON AG nor the SGL Group Companies included in the Stock Option Plan assume any guarantee for the general market development and price development of a share of SGL CARBON AG for the period after the issue of the subscription rights or the exercise of the subscription rights or for any other point in time or period of time. There is in particular no guarantee that participants who exercise subscription rights will receive an economic benefit or are in a position to sell the subscribed shares at a profit. The exercise of subscription rights is therefore the sole risk of the respective option holder.

   18.  BAN ON INSIDER TRADING

The Stock Option Plan is subject to the ruling of the Compliance Directive of SGL CARBON AG and the legal provisions on insider trading. By establishing exercise periods (see point 6.1.2 of these Terms) SGL CARBON AG has complied with the recommendations of the federal Supervisory Office for the Securities Trade to reduce insider infringements. To avoid insider infringements SGL CARBON AG is entitled in special cases to further restrict exercise possibilities within the exercise period. Decisions hereon may be made by the Supervisory Board where members of the Management Board are concerned and by the Management Board where other participants are concerned.

   19.  NO RESTRICTION

This Stock Option Plan does not influence or restrict the right of the Company to carry out a change, conversion, reorganization or a change in its capital or corporate structure or to liquidate, sell or otherwise dispose of the Company or its assets as a whole or in parts.

   20.  AMENDMENT OR TERMINATION OF THE STOCK OPTION PLAN

The Supervisory Board, to the extent that members of the Management Board participate in the Stock Option Plan, and the Management Board of SGL CARBON AG, to the extent that other participants are concerned, can amend or change the Stock Option Plan. An amendment or modification of the Stock Option Plan, which materially impacts the rights of the

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participant may only be made with the approval of the participant and in compliance with the legal provisions and the stipulations by resolution of the shareholder meeting of SGL CARBON AG of April 27, 2000. In the case of unforeseen or extraordinary events, the Supervisory Board or the Committee or the Management Board is authorized to make changes to the provisions of these Terms in a way and in a scope that they consider necessary. They are further entitled to correct any error, to supplement any omission or to eliminate ambiguities in the Stock Option Plan.

   21.  NO MORE EXTENSIVE RIGHTS

Neither SGL CARBON AG nor one of the associated companies make any declarations or give any guarantees on account of the assumption and execution of the Stock Option Plan and the granting of subscription rights as to the qualification or treatment of the subscription rights or the shares subscribed for tax or securities law purposes. SGL CARBON AG and each of the SGL Group Companies included in the Stock Option Plan expressly negate the origin or granting of further rights to the benefit of the participant in the Stock Option Plan, other employees of the companies or beneficiaries other than the provisions expressly made in the Stock Option Plan.

   22.  INSPECTION OF DOCUMENTS

The participant or a representative appointed and authorized by him can inspect these Terms and other published documents held by SGL CARBON AG of for which there is a legal right of inspection during business hours on the business premises of the Company.

   23.  LANGUAGE

Only the German version of these Terms and of the resolution of the shareholders' meeting on the Stock Option Plan of April 27, 2000 is binding. The attached English version of the Terms and upon request of the participant the English version of the resolution of the shareholders' meeting on the Stock Option Plan of April 27, 2002 are non-binding translations. In the case of discrepancies between the German and English version, the German version shall prevail.

   24.  APPLICABLE LAW

Form and contents, subscription rights as well as all rights and obligations of the option holders or of SGL CARBON AG arising therefrom, as well as the content of the conditions of participation, are subject in every respect to the law of the Federal Republic of Germany, excluding the rulings of international private law and the Convention of international sale of goods.

   25.  MISCELLANEOUS

If changes in stock exchange rules and/or practices arise during the term of the subscription rights, which make it more difficult or impossible to execute the Stock Option Plan or individual provisions, SGL CARBON AG is entitled to make appropriate adjustments.

The administrative body and bodies interposed by it or another body appointed by SGL CARBON AG for this purpose shall be responsible for the calculation of all of the values defined in the Terms.

Should one of the provisions of these Terms be or become valid or impracticable, this shall not affect the validity or enforceability of the other provisions. A gap arising due to the invalidity or non-enforceability of a provision or any other gaps will be filled by a supplementary interpretation of the contract taking the interest of the parties concerned into account by the Supervisory Board or Committee or the Management Board. This also applies where the scope of the benefit or time (period, date) is concerned; in such cases what was originally agreed shall be replaced by a legally permissible scope of a benefit or time (period, date) which comes as close as possible to the intention. Provisions that are not in line with the resolution on the conditional capital of January 21, 2000 count as unenforceable within the meaning of this ruling.

The titles of the clauses are merely intended as a guide and shall not be considered in an interpretation.

Every amendment or modification to this Stock Option Plan or these Terms, including the provisions, shall be made in writing, unless a stricter form is prescribed by law.


Place of performance is Wiesbaden.

Wiesbaden, (date)


The Chairman of the Supervisory Board             The Management Board


















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